Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Posts Profitable First Quarter

Third Consecutive Quarter of Net Income

RICHMOND, VA (April 29, 2004) - Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), today released its unaudited financial reports for the first quarter 2004. The Company’s 10-QSB is expected to be released on or about May 14, 2004. Continuing the trend seen over the last two quarters, CBI posted net income of $74,000 on total revenues of over $1.4 million, which compares to a loss of approximately $133,000 on total revenue of $1.2 million for the same period in 2003. This is the Company’s third consecutive quarter of profitability.

Most of the growth in total revenue was realized from government contracts, almost entirely in the area of bio-defense, which increased nearly 51% to about $1.1 million, compared to $682,000 in the first quarter of 2003. At the same time, net cash provided by operations increased by nearly $800,000 compared to the same period in 2003. In addition, the Company realized nearly $564,000 from the exercise of stock options during the first quarter of 2004. At the end of the first quarter of 2004, the Company reported nearly $1.3 million in cash (excluding restricted cash), compared to $93,000 in the first quarter of 2003.

James H. Brennan, Controller of CBI, explained “We believe that there has been a significant improvement in the financial stability of the company. This can be attributed to revenue growth from government contracts. At the same time, direct expenses, as a percentage of revenue, decreased over all areas. We are entering the second quarter confident of continuing improvement.”

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About CBI

Founded in 1992, CBI is located at 601 Biotech Drive, Richmond, VA 23235 (1-800-735-9224). CBI has provided comprehensive research and development services to more than 2,700 private, government, and academic customers in the global biotechnology industry. For more information, visit CBI on the web at www.cbi-biotech.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to receive increased revenues from government contacts or that such contracts will not be terminated prior to completion. In addition, there can be no guarantee that CBI will continue to see positive trends in financial performance. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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